UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 14, 2016
ENCISION INC.
(Exact name of registrant as specified in its charter)
Colorado	001-11789	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6797 Winchester Circle, Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code		(303) 444-2600

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into A Material Definitive Agreement.

On November 14, 2016, the Company entered into an Employment Agreement (the "Employment Agreement") with Greg Trudel, the Company's President and Chief Executive Officer.  The Employment Agreement replaces and supersedes Mr. Trudel's current employment agreement with the Company which was dated December 17, 2013 and which was scheduled to expire December 17, 2016.  The terms of the Employment Agreement are summarized below.
Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Employment Agreement has an initial two-year term.  Thereafter, the term automatically renews for additional one-year periods unless either party gives prior written notice that it does not wish to automatically renew the term.  The Employment Agreement provides that Mr. Trudel will receive an annual base salary of $214,725 ("Base Salary").  The Base Salary will increase to 230,000 after the Company has achieved three months of profitability.
Mr. Trudel will be eligible to participate in the Company's bonus programs for executive and non-executive officers, as determined in the discretion of the Company's board of directors.  In addition, Mr. Trudel will be eligible for a bonus equal to 50% of an annual bonus pool.  The amount of the annual bonus pool shall be equal to 10% of the increase (if any) in the Company's pre-tax income for the current fiscal year over the prior fiscal year.  The remaining 50% of the annual bonus pool will be allocated to the Company's other executive officers.
Mr. Trudel will be entitled to receive a special cash bonus of $50,000 in the event that the Company is acquired during the term of Mr. Trudel's employment.
In addition, the Employment Agreement provides that Mr. Trudel is eligible to participate in the Company's standard benefit plans and programs.
As provided in the Employment Agreement, Mr. Trudel has been granted stock options to purchase 70,000 shares of the Company's common stock (the "CEO Options") under the Company's 2014 Equity Incentive Plan.  The CEO Options vest over the five year period following the Start Date.  The CEO options will have an initial per share exercise price equal to $0.30, which was the Company's trading price on the Start Date.  The vesting of the CEO Options will accelerate in the event of certain acquisition transactions involving the Company.
Under the Employment Agreement, if the Company terminates Mr. Trudel without cause or Mr. Trudel resigns for "good reason" (as defined in the Employment Agreement), Mr. Trudel will be entitled to receive a severance amount (up to one times his Base Salary) based upon the length of time Mr. Trudel was employed by the Company prior to the termination.  Such severance will be paid out ratably over the twelve months following the termination.  If the termination is in connection with the closing of a Change of Control (as defined in the Company's 2014 Equity Incentive Plan), however, the severance will be paid in one lump sum.  No severance will be paid if the term of the Employment Agreement expires or is not renewed.
The Employment Agreement requires Mr. Trudel to maintain the confidentiality of the Company's proprietary information.  The Employment Agreement also includes typical non-competition and non-solicitation provisions that Mr. Trudel must comply with for a period of one year after termination of his employment with the Company.
The above summary does not purport to be a complete summary of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference.
Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

10.1   Employment Agreement, dated November 14, 2016, between Encision Inc. and Gregory J. Trudel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC.

Date: November 18, 2016	By:	/s/ Mala Ray
Mala Ray Controller Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated November 14, 2016, between Encision Inc. and Gregory J. Trudel.